Contact: Clement B. Knapp, Jr.   FOR IMMEDIATE RELEASE
President
(219) 836-5870

May 24, 2006

AMB FINANCIAL ANNOUNCES INTENTION TO INITIATE STOCK REPURCHASE PROGRAM

Munster, Indiana - AMB Financial Corp. (OTC BB: AMFC) (the “Company”), the parent holding company for American Savings, FSB (the Bank) announced the Company’s intention to repurchase up to 50,000 shares in the open market over a six-month period. The shares will be purchased at prevailing market prices from time to time depending upon market conditions. The repurchased shares will become treasury stock. The Company will utilize the services of UBS AG to act as a broker for the transactions. Any transaction inquiries should be directed to Karl Kilroy of USB AG at (312) 525-4175.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community-oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond and Munster, Indiana.